UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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☐ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-12
PHH CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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     On June 5, 2009, PHH Corporation (the “Company” or “PHH”), filed a Current Report on Form 8-K with the Securities and Exchange Commission containing the following information:
     On June 2, 2009, PHH, PHH Vehicle Management Services, LLC (“VMS”) and Chesapeake Funding LLC (“Chesapeake”), entered into a Purchase Agreement with representatives of several initial purchasers (“Initial Purchasers”), for the issuance and sale of certain floating rate asset backed notes to be issued by Chesapeake (the “Series 2009-1 Notes”) in a private placement (the “Purchase Agreement”). The Series 2009-1 Notes will have an aggregate principal amount of $1.0 billion which, are expected to qualify upon issuance as “eligible collateral” under and as defined in the Term Asset-Backed Securities Loan Facility (“TALF”) established by the Federal Reserve Bank of New York. A portion of the net proceeds from the offering of the Series 2009-1 Notes will be used to repay a portion of Chesapeake’s Series 2006-1 Floating Rate Asset Backed Variable Funding Investor Notes (the “Series 2006-1 Notes”), with the remaining proceeds from the offering expected to be used either to make loans to another of PHH’s indirect wholly-owned subsidiaries, Chesapeake Finance Holdings LLC, to fund the acquisition of vehicles to be leased to customers of VMS or to repay other outstanding series of notes issued by Chesapeake. This offering is expected to close on June 9, 2009.
     The Purchase Agreement includes customary and other TALF-specific representations, warranties and covenants. Under the terms of the Purchase Agreement, the Company has agreed to indemnify the Initial Purchasers against certain liabilities.
     Each of the Initial Purchasers have performed investment banking and other advisory services for PHH or certain of its affiliates from time to time for which they have received customary fees and expenses. Certain of the Initial Purchasers may, from time to time, engage in transactions with and perform services for PHH or certain of its affiliates in the ordinary course of their business. In addition, affiliates of the Initial Purchasers are lenders under PHH’s $1.3 billion Amended and Restated Competitive Advance and Revolving Credit Agreement, dated as of January 6, 2006, and certain other existing funding arrangements to which PHH or certain of its subsidiaries are parties, including the Series 2006-1 Notes..
     The Series 2009-1 Notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws, and may not be offered or sold in the United States without registration under the Securities Act or pursuant to an applicable exemption from such registration. The Series 2009-1 Notes are being offered and sold solely to: (a) Qualified Institutional Buyers, as defined in Rule 144A under the Securities Act in compliance therewith; and (b) certain persons in offshore transactions in reliance on Regulation S of the Securities Act.
Important Additional Information
PHH Corporation, on May 7, 2009, filed a proxy statement in connection with its 2009 Annual Meeting of Stockholders and advises its stockholders to read that proxy statement because it contains important information. Stockholders can obtain a free copy of that proxy statement and other documents (when available) that PHH files with the Securities and Exchange Commission at the Commission’s website at www.sec.gov. That proxy statement and these other documents are also available free of charge by directing a request to PHH Corporation, Attn: Investor Relations, 3000 Leadenhall Road, Mt. Laurel, New Jersey 08054 or visiting PHH’s website at www.phh.com under the “Investor Relations” tab.
PHH, its directors and named executive officers may be deemed to be participants in the solicitation of proxies from PHH stockholders in connection with the 2009 Annual Meeting of Stockholders. Information regarding the names, affiliations and interests of such individuals is contained PHH’s proxy statement referred to in the preceding paragraph.